Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact: Nick Zangari	Media Contact: Tonya Abeln
(502) 394-1157	(502) 386-1742
Nick.Zangari@kyderby.com	Tonya.Abeln@kyderby.com

Churchill Downs Incorporated Announces

Temporary Employee Furloughs at Certain Properties

LOUISVILLE, KY., (March 25, 2020) – Churchill Downs Incorporated (“CDI” or “the Company”) (Nasdaq: CHDN) announced today the temporary furlough of employees at certain properties that temporarily ceased operations following local or state government-ordered closure undertaken to combat the impact of the COVID-19 pandemic.

Temporary furloughs at properties that have been impacted by the closures will begin immediately. CDI is taking steps to limit the impact of these actions on team members by continuing to provide health, dental, vision and life insurance benefits to furloughed employees.

All remaining salaried employees across the Company will receive a salary reduction based on a percentage that varies dependent upon the amount of each employee’s salary. The most senior level of executive management will receive the largest salary decrease based on both percentage and dollar amount. These salary reductions will be in effect until the Company begins to return to normalized operations.

CDI is fully committed to working with relevant authorities in each state to determine when each property is permitted to reopen.

“This is not a decision any company ever wishes to make and it is particularly tough when those affected are deeply respected team members who have helped us build great facilities and strong businesses of which we are all very proud,” said Bill Carstanjen, CEO of CDI. “We look forward to welcoming our team members and customers back when we are able to reopen our properties and return to normal operations.”

CDI properties that will be affected by the temporary furloughs include:

•	Derby City Gaming (Louisville, KY)

•	Calder Casino (Miami Gardens, FL)

•	Fair Grounds Slots and VLT operations (New Orleans, LA)

•	Harlow’s Casino (Greenville, MS)

•	Lady Luck Casino Nemacolin (Farmington, PA)

•	Ocean Downs Casino (Berlin, MD)

•	Oxford Casino (Oxford, ME)

•	Presque Isle Downs & Casino (Erie, PA)

•	Riverwalk Casino (Vicksburg, MS)

•	Arlington International Racecourse (Arlington Heights, IL)

As previously announced, preparations are underway at Churchill Downs Racetrack for the 146th Kentucky Oaks and Kentucky Derby to be held on September 4th and 5th, 2020. Kentucky Derby week race dates and related events will begin on September 1, 2020.

About Churchill Downs Incorporated

Churchill Downs Incorporated is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event - The Kentucky Derby. We own and operate Derby City Gaming, a historical racing machine facility in Louisville, Kentucky. We also own and operate the largest online horse racing wagering platform in the U.S., TwinSpires.com, and we operate sports betting and iGaming through our BetAmerica platform in multiple states. We are also a leader in brick-and-mortar casino gaming with approximately 11,000 slot machines and video lottery terminals and 200 table games in eight states. Additional information about CDI can be found online at www.churchilldownsincorporated.com.

Information set forth in this news release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), which provides certain “safe harbor” provisions. All forward-looking statements made in this news release are made pursuant to the Act. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include the following: the impact of the COVID-19 pandemic and related economic matters on our results of operations, financial conditions and prospects; the effect of economic conditions on our consumers’ confidence and discretionary spending or our access to credit; additional or increased taxes and fees; public perceptions or lack of confidence in the integrity of our business or any deterioration in our reputation; loss of key or highly skilled personnel; restrictions in our debt facilities limiting our flexibility to operate our business; general risks related to real estate ownership, including fluctuations in market values and environmental regulations; catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches; inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; increases in insurance costs and inability to obtain similar insurance coverage in the future; inability to identify and complete acquisition, expansion or divestiture projects, on time, on budget or as planned; difficulty in integrating recent or future acquisitions into our operations; costs and uncertainties relating to the development of new venues and expansion of existing facilities; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; inadvertent infringement of the intellectual property of others; inability to protect our own intellectual property rights; payment-related risks, such as risk associated with fraudulent credit card and debit card use; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; risks related to pending or future legal proceedings and other actions; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; work stoppages and labor issues; changes in consumer preferences with respect to Churchill Downs Racetrack and the Kentucky Derby; personal injury litigation related to injuries occurring at our racetracks; weather and other conditions affecting our ability to conduct live racing; the occurrence of extraordinary events, such as terrorist attacks and public health threats; changes in the regulatory environment of our racing operations; increased competition in the horseracing business; difficulty in attracting a sufficient number of horses and trainers for full field horseraces; our inability to utilize and provide totalizator services; changes in regulatory environment of our online horseracing business; number of people wagering on live horse races; increase in competition in our online horseracing; uncertainty and changes in the legal landscape relating to our online wagering business; continued legalization of online sports betting and iGaming in the United States and our ability to predict and capitalize on any such legalization; inability to expand our sports betting operations and effectively compete; failure to manage risks associated with sports betting; failure to comply with laws requiring us to block access to certain individuals could result in penalties or impairment with respect to our mobile and online wagering products; increased competition in our casino business; changes in regulatory environment of our casino business; and concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs; and inability to collect gaming receivables from the customers to whom we extend credit.